EXHIBIT 99.1

                          Bristol-Myers Squibb Company
              P.O. Box 400, Princeton, NJ 08543-4000 609/252-4000
                       Pharmaceuticals Consumer Products
                      Nutritional Products Medical Devices


Contact:  Bristol-Myers Squibb        Baxter Healthcare     3M
          Jane A. Kramer              Jill Carter           Marcia Arko
          609/252-5185                708/948-4555          612/733-5749


                                                  For Release:  May 1, 1995

     New York, NY -- Bristol-Myers Squibb Company (NYSE;BMY) today announced that, at the request of the federal judge overseeing the pending settlement of breast implant litigation against the company, its subsidiary Medical Engineering Corporation, and other defendants, the company would participate in negotiations with the other parties to the settlement agreement, looking toward modification of the settlement. Judge Sam C. Pointer, Jr. of the U.S. District Court for the Northern District of Alabama informed counsel for the parties that preliminary information from claims filed during the settlement process leads him to believe that the total amount of the "current claims" portion of the settlement that are likely to be approved for payment would substantially exceed the amounts allocated for that purpose. Under the current settlement agreement, approximately $1.2 billion of the $4.25 billion settlement total is presently allocated to this "current claims" fund. The company's share of the total settlement is $1.15






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billion. The settlement agreement provides that if current claims do exceed the amount allocated a reduction of the amount to be paid to individual claimants would be required, permitting them to opt out of the settlement. The agreement requires that before any such reduction, the parties attempt to negotiate satisfactory adjustments to the settlement agreement. If claimants opt out because of such reduction, defendants may choose to withdraw from the settlement. Baxter Healthcare International Corporation and 3M have indicated that they will join in such further discussions and Bristol-Myers Squibb believes that all parties to the settlement will respond favorably to Judge Pointer's request.

     The company continues to believe that breast implant products produced by its Medical Engineering Corporation subsidiary are safe and recent scientific evidence confirms this. Nonetheless, the company also believes a satisfactory global settlement would be a responsible resolution of the breast implant litigation.

           (NOTE TO EDITORS: Judge Pointer's anticipated message
                               is attached.)

                                                                 050194/025






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                                Attachment

     Based on a study of a sample of Current Disease Compensation claims, Judge Pointer has concluded that the total amount of current claims likely to be approved for payment would substantially exceed the $1.2 billion presently committed under the settlement to pay such claims and that, accordingly, amounts payable under the Disease Compensation Program would be less than shown on the "grid".

     The extent of reductions in grid amounts cannot be determined until after this study has been completed and after Settlement Class Counsel and the Settling Defendants have explored ways to minimize these potential reductions, as by reallocating funds already committed to the settlement and perhaps by obtaining additional contributions to the settlement from the settling defendants or others. Once the extent of potential reductions is known, all registered class members would, if the settlement is to continue in place, be afforded a "second opt out" right so that, if dissatisfied with the benefits afforded under a revised grid for the Disease Compensation Program, they could withdraw from the settlement and be able to pursue individually any breast-implant claims.






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Additional opt-outs could result in the settling defendants or the plaintiffs withdrawing from the settlement.

     Judge Pointer concluded that it would be fairer to class members to require the parties to undertake further settlement negotiations now, rather than to wait the many months needed to process all of the thousands of Current Disease Compensation claims. Accordingly, the parties have commenced these negotiations as required by the settlement. Judge Pointer has directed that the negotiations be concluded without undue delay and that, at approximately two week intervals, he would determine whether further negotiations appeared to be warranted.

     Whatever the results of these negotiations, it is anticipated that the Claims' Office will continue to review and evaluate the Current Disease Compensation claims as quickly as can be done with fairness and accuracy. To reduce the time this enormous undertaking will require, the Claims' Office is considering a substantial increase in the number of persons reviewing claims and, if this appears feasible, it expects to complete its evaluation of all current claims during the first half of next year. Completion of this






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processing, while important, will not delay the time for sending any notices of a second opt-out to class members.

     Class members are reminded that the deadline for submitting
Preliminary Claim Forms relating to Designated Funds I-III is June 1st.